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                                                                  Exhibit 10.1

                              SEPARATION AGREEMENT

         This Separation Agreement (the "Agreement") is made by and between Youbet.com, Inc. (the "Company") and Russell Fine (the "Employee"). This Agreement is made in light of the following facts:

         A. Employee has resigned his employment and directorships with the Company effect May 3, 2000. Employee and the Company seek to obtain a full and final resolution of all potential claims, known and unknown, related to Employee's employment with the Company and the conclusion of that employment.

         B. Nothing contained in this Agreement, nor the payment of any consideration shall be taken or construed to be an admission or concession of any kind by the Company that it has engaged in any wrongdoing. In fact, the Company expressly denies any liability or wrongdoing in its treatment of the Employee.

         C. Nothing contained in this Agreement, shall be taken or construed to be an admission or concession of any kind by the Employee that he has engaged in any wrongdoing. In fact, the Employee expressly denies any liability or wrongdoing with respect to the performance of services for the Company.

         In consideration of the terms and conditions contained herein, the parties agree as follows:

                  1. RESIGNATION OF EMPLOYMENT AND OFFICES. Employee hereby irrevocably resigns his employment and directorships with the Company and the Company accepts Employee's resignation, effective at the close of business on May 3, 2000 (the "Effective Date"). Within five (5) days of the execution of this Agreement, the Company shall pay all accrued, but unpaid salary and unused vacation time. The remaining portion of the $300,000 bonus approved in 1999 which is unpaid (which amounts up to $150,000) will be paid if and when the bonus performance criteria are satisfied.

                  2. SEVERANCE PAYMENTS. For a period of three (3) years commencing on the Effective Date (the "Severance Period"), the Company will pay to the Employee (and, in the event of his death, his estate) an annual severance salary of $182,500 during the Severance Period, payable twice monthly in equal installments. The Company agrees that its obligations to make these payments are independent of any other provision of this Agreement, other than Sections 7 and 9.

                  3. CONSULTING SERVICES. For a period of three (3) years commencing on the Effective Date (the "Consulting Term"), Employee will render such consulting services to the Company as may be agreed by the Employee and the Company's chief executive officer or his designee. Employee shall make himself reasonably available for up to fifteen (15) days of each twelve (12) month period of the Consulting Term to render such services. Such services shall be rendered at the time and place elected, in his reasonable discretion, by the Employee in consultation with the Company. Employee agrees that the initial

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fifteen (15) days of each twelve (12) month period commencing on the Effective
Date shall be at no charge to the Company. If during any such twelve (12) month period the Employee and the Company agree that consulting services in excess of fifteen (15) days will be rendered, then such additional services will be rendered at the rate agreed to by the Company and the Employee. In performing the consulting services hereunder, Employee shall report directly to the Company's chief executive officer or his designee, and Employee agrees to refrain from initiating contact with other employees, agents, customers, suppliers and vendors of the Company except as such contacts are expressly authorized or directed by the Company.

                  4. CONTINUATION OF BENEFITS. The Company will maintain during the Severance Period Employee's employee benefits as described in Section 5 (without giving effect to the last paragraph thereof) of the Employment Agreement dated June 29, 1998 between the Employee and the Company (the "Prior Agreement').

                  5. OWNERSHIP OF CERTAIN PROPERTY. Employee shall be entitled to retain possession of the laptop computer and the computer equipment (including the Microsoft Office, Provision Work Bench and Microsoft Developer Network Enterprise software licenses) and peripherals personally used by him at his home during the course of his employment. Except as set forth above, or as may necessary for Employee to render consulting services pursuant to Section 3 hereof, Employee agrees to delete from any such computer equipment and peripherals all information, software, programs and data that is the property of or proprietary to the Company.

                  6. WAIVER OF BOARD REPRESENTATION. Employee hereby irrevocably and permanently waives all rights to (i) serve as a member of the Company's board of directors and the Executive Committee thereof, and (ii) to designate a director to serve on the Company's board of directors, each as may be provided pursuant to Section 1.1 of the Stockholder's Agreement dated as of June 29, 1998, by and between Employee and the Company, among others.

                  7. RELEASE AND WAIVER OF CLAIMS BY EMPLOYEE. Employee waives and releases any and all actual or potential claims, demands, causes of action, damages and liabilities, of whatever kind or nature, known or unknown, suspected or unsuspected, which Employee now has or holds, or at any time had or held against the Company, related corporations, subsidiaries, and their officers, directors, employees or agents, in any manner attributable to Employee's employment by the Company or the cessation thereof. This waiver and release expressly waives any and all claims arising out of such employment and the cessation thereof that Employee may have against the Company regardless of the nature, source, or basis for any such claim, including, but not limited to, any contract or tort claims, employment discrimination of any kind or nature, breach of the covenant of good faith and fair dealing, termination in violation of public policy, defamation, claims arising under Title VII or the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, and the Fair Labor Standards Act, or any similar state statute or principle of common law.

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                  8. RELEASE AND WAIVER OF CLAIMS BY THE COMPANY. The Company
waives and releases any and all actual or potential claims, demands, causes of action, damages and liabilities, of whatever kind or nature, known or unknown, suspected or unsuspected, which the Company now has or holds, or at any time had or held against the Employee, attributable to or arising out of his prior relationship with the Company as an Employee or Director including but not limited to any claims it may have under any other federal, state or local Constitution, Statute, Ordinance and/or Regulation and/or those arising under common law including but not limited to tort, express and/or implied contract and/or implied contract, arising out of or, in any way, related to the Employee's employment with the Company; provided, however, that this release and waiver by the Company shall not extend to any claim against Employee based on any act of fraud, theft, conversion or embezzlement by Employee. The Company agrees that if the Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent while servicing as a director, officer, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law against all expense, liability and loss (including attorneys' fees, judgment, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith; provided, however, (a) written notice of such Proceeding is given promptly to the Company by the Employee, (b) the Company is permitted to participate in and coordinate the defense of such Proceeding, and (c) such liability results from the final judgment of a court of competent jurisdiction, or, as a result of a settlement entered into with the prior written consent of the Company or is required (i) by such court as a bond, payment into escrow or similar payment, or (ii) otherwise to forestall imminent attachment or similar process against any of the Employee's assets. The right to indemnification conferred herein shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, including without limitation attorney fees or other costs of defense. The Company shall be under no obligation to indemnify the Employee with respect to any act or acts of the Employee: (i) in a knowing violation of any written agreement between Employee and the Company; (ii) for which a court, having jurisdiction in the matter, determines that indemnification is now lawful; or
(iii) which a court, having jurisdiction in the matter, determines to have been knowingly and fraudulently committed by the Employee or which is the result of willful misconduct by the Employee. If a claim for indemnification is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, the Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.

                  9. RELEASE OF UNKNOWN CLAIMS. The parties acknowledge that this is a full and final release of all claims covered by Sections 7 and 8 and that the Parties intend and expressly agree that this Agreement shall be effective as a bar to each and every such claim, demand or cause of action that may exist as of the Effective Date. The parties also expressly waives any and all rights and benefits conferred under the terms of California Civil Code
Section 1542, which provides as follows:

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                  "A general release does not extend to claims which the
creditor does not know or suspect exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

                  10. NONDISCLOSURE. The Parties shall not disclose the nature or terms of this Agreement or the negotiations that led to this Agreement to any person or entity, other than Employee's spouse, David Marshall, the parties tax advisors or counsel, the Company's officers and directors without the written consent of the other party, unless required to do so by law.

                  11. NONDISPARAGEMENT. During the Severance Period Employee agrees to refrain from making any disparaging, negative or uncomplimentary statements, whether public or private, regarding the Company, any related companies and/or any officers of the Company or related companies. The Company, for its part, agrees to refrain (and to cause its officers to refrain) from making any disparaging, negative or uncomplimentary statements, whether public or private, regarding the Employee during the Severance Period.

                  12. CONFIDENTIALITY OF COMPANY INFORMATION. Without the prior written consent of the Company's chief executive officer, Employee will not (a) make use of or disclose in any way (except as otherwise required by law), confidential, proprietary or trade secret information belonging to the Company or its affiliated or related companies or (b) at anytime during the Severance Period, solicit or make any employment proposal to any Company employee or personnel, or cause the employment of any Company employee or personnel.

                  13. LIMITED REFERENCES. The Company agrees to respond to inquiries from prospective employers of Employee with a neutral reference consisting of three pieces of information: (1) Employee's dates of employment; and (2) Employee's job title of Executive Vice President, Chief Technology Officer and Director; and (3) Employee's work on a non-exclusive consulting basis effective as of the Effective Date. The Company will also respond that it is against Company policy to comment further on the qualifications or performance of any present or former employees.

                  14. ADVICE OF COUNSEL. Employee acknowledges that he has been advised to consult an attorney prior to executing this Agreement and that he has had an opportunity to discuss this Agreement with his counselor and other advisors and that he understands this Agreement and signs it voluntarily.

                  15. AFFILIATE STATUS. The Company, after ninety days of the execution of this Agreement and based on a legal opinion to be provided by the Employee's counsel, shall remove all restrictive stock legends from shares of the Company that are owned by the Employee upon Employee's written request to do so, which written request shall contain the representations of Employee reasonable deemed necessary by the Company's counsel to comply with all applicable securities laws.

                  16. ENTIRE AGREEMENT. Except as set forth in this Agreement, this Agreement is the total Agreement of the parties and replaces any prior negotiations or agreements between the parties whether oral or written. Notwithstanding the preceding sentence, the provisions set forth in Sections 7.2, 7.3 and 8.3 of the Prior Agreement shall survive this Agreement.

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                  17. SEVERABILITY/EXECUTION. Should any court of law find any term or clause of this Agreement invalid or unenforceable under applicable law, then such term or clause shall be omitted from enforcement, with all other terms and conditions remaining valid and enforceable. This Agreement may be executed in counterparts, each of which will be deemed an original and which together will be a single instrument.



         Dated:   5/5/00                 /S/ RUSSELL FINE
         ---------------                 ----------------
                                             RUSSELL FINE





                                         YOU BET.COM, INC.



         Dated:   5/5/00                 By: PHILIP HERMAN
                  ------                     --------------------------
                                         Its: EVP & CEO


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